Exhibit 99.2

May 7, 2018

Upwork Inc.

441 Logue Avenue

Mountain View, California 94043

Upwork Inc. (the “Company”) has requested that StrategyOne, Inc. doing business as Edelman Intelligence (“Edelman”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”). In connection with the IPO, the Company will be filing a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission. In response to such request, please be advised as follows:

1. Edelman consents to the use and reference to Edelman’s name and to the report entitled Freelancing in America: 2017, dated September 2017.

2. Edelman consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, Edelman represents that, to its knowledge, the statements made in such research data are accurate and fairly present the matters referred to therein.

Sincerely,

StrategyOne, Inc.

By:	/s/ Jonathan Wibberley
Name:	Jonathan Wibberley
Title:	EVP
Date:	05/15/18

Exhibit A

In addition, Freelancing in America: 2017, a report that we co-commissioned, conducted by the independent research firm Edelman Intelligence, concluded that by 2027 the majority of the U.S. workforce will participate in freelancing.